VALCOR ANNOUNCES THIRD QUARTER EARNINGS

              DALLAS, TEXAS . .October 23, 1995 . . Valcor, Inc. reported net income of $17.1 million for the first nine months of 1995 compared to net income of $22.3 million for the first nine months of 1994. Third quarter net income was $3.6 million, down from net income of $9 million in 1994. Average selling prices for medium density fiberboard ("MDF") during the quarter were up 4% from the 1994 period but were down 7% from the second quarter of this year. Increases in industry capacity, particularly in Europe, and slower economic growth in North America and Europe are contributing to lower MDF selling prices and operating rates. Hardware products margins were impacted by higher costs associated with product mix. Fast food comparable store sales increased slightly in the third quarter, however promotional sales continued to hamper margins.




                                SUMMARY OF OPERATIONS

                                     (Unaudited)

                                    (In millions)

                                       Three months         Nine months
                                       ended                ended
                                       September 30,        September 30,
                                       -------------        -------------

                                     1994    1995        1994    1995
                                     ----    ----        ----    ----

          Net sales
            Building products        $49.6   $46.2       $143.0  $154.2
            Hardware products         17.0    19.4         52.5    58.8
            Fast food                 28.6    29.5         82.9    85.1
                                     -----   -----       ------  ------
                                     $95.2   $95.1       $278.4  $298.1
                                     =====   =====       ======  ======

          Operating income
            Building products        $10.8   $ 4.5       $ 27.5  $ 23.1
            Hardware products          4.6     4.5         14.7    15.1
            Fast food                  2.2     2.0          6.1     4.9
                                     -----   -----       ------  ------

              Total operating         17.6    11.0         48.3    43.1
          income

          Interest expense            (4.3)   (5.0)       (12.9)  (14.9)
          Corporate, net               (.1)    (.2)         (.1)    (.8)
                                     -----   -----       ------  ------

              Income before income    13.2     5.8         35.3    27.4
          taxes
          Income taxes                 4.2     2.2         13.0    10.3
                                     -----   -----       ------  ------

                Net income           $ 9.0   $ 3.6       $ 22.3  $ 17.1
                                     =====   =====       ======  ======


              Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc. (NYSE: VHI), is engaged in the building products, hardware products and fast food industries. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.

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